Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 22, 2025
Registration Statement Nos. 333-281727 and 333-281727-03

$1.9bn Toyota Auto Receivables 2025-C Owner Trust (TAOT 2025-C) Prime Auto Loan

Joint-leads: RBC (str), CIBC, Credit Ag, Mizuho, and Soc Gen
Co-manager: Commerzbank

CAPITAL STRUCTURE
OFFERED
CLS	SIZE($MM)	SIZE($MM)	WAL*	M/S**	P.WIN	E-FIN	L-FIN	BENCH	SPRD	YIELD%	CPN%	PRICE
A-1	431.100	409.545	0.22	P-1/A-1+	1-7	02/26	08/26	I-CRV	+12	4.440	4.440	100.00000
A-2a	315.800	300.010	1.06	Aaa/AAA	7-20	03/27	06/28	I-CRV	+30	4.331	4.29	99.99765
A-2b	345.400	328.130	1.06	Aaa/AAA	7-20	03/27	06/28	SOFR30A	+30			100.00000
A-3	661.200	628.140	2.47	Aaa/AAA	20-43	02/29	03/30	I-CRV	+35	4.150	4.11	99.98946
A-4	99.000	94.050	3.76	Aaa/AAA	43-47	06/29	01/31	I-CRV	+42	4.236	4.19	99.96857
B	47.500					**RETAINED**
* WAL to call, assuming 1.30% ABS to 5% clean-up call
**Expected Ratings

-TRANSACTION DETAILS-
Expected Pricing: PRICED	Offered size: $1,759,875,000
Expected Settlement: 07/30/25	Format: SEC Registered
First Payment Date: 08/15/25	ERISA Eligible: Yes
Expected Ratings: Moody's/S&P	Risk Retention: US – Yes; EU - No; UK - No
Bloomberg Ticker: TAOT 2025-C	Pricing Speed: 1.30% ABS to 5% Clean-Up Call
BBERG SSAP: TAOT2025C	Min Denoms: $1k x $1k
Bill & Deliver: RBC

-MARKETING MATERIALS-
Preliminary Prospectus, FWP, Intex CDI (attached)
Intex Dealname: RBCTOYOT25C; Password: 6Y9B

Cusip Numbers:

Class	Cusip
A-1	89238V AA6
A-2a	89238V AB4
A-2b	89238V AC2
A-3	89238V AD0
A-4	89238V AE8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.